UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 17, 2010
CATERPILLAR INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)
1-768 (Commission File Number)	37-0602744 (IRS Employer Identification No.)
100 NE Adams Street, Peoria, Illinois (Address of principal executive offices)	61629 (Zip Code)
Registrant's telephone number, including area code: (309) 675-1000
Former name or former address, if changed since last report: N/A
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 230.425)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

The following information, including the exhibit described below, shall not be deemed “filed” hereunder for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

On June 17, 2010, Caterpillar Inc. issued a press release announcing the company’s plans to produce a full range of mining shovels, ranging from a 125-ton model through an 800-ton model.  Initial production will take place at the company’s facility in Aurora, Illinois and the first commercially available shovels are expected to be available in late 2011.   The new 125-ton class shovel is expected to begin pilot production in early 2011 and the larger shovels are expected to be available beginning in 2013 through 2014.

The company also announced plans to expand capacity for trucks at its Decatur, Illinois and its Chennai, India facilities.  The Decatur facility expansion is expected to increase truck capacity at the facility by nearly 30 percent.  The Chennai facility expansion will increase capacity for 60-ton and 100-ton trucks, which is expected to more than double truck production capabilities in India.

The mining shovel development program and the additional truck capacity represent investments by the company of nearly $700 million.

The company is also updating the status of its electric-drive mining trucks.  Commercial production of the 345-ton 795F AC truck is scheduled to begin in late 2010.  Due to strong interest in the 795F, the company is increasing its planned build rate by more than 40 percent for 2011.  Production of pilot units of the 240-ton 793F AC truck are expected to begin in early 2012.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:
	99.1	Press Release dated June 17, 2010 regarding mining and truck capacity expansion.

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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
CATERPILLAR INC.

June 17, 2010	By:	/s/James B. Buda
James B. Buda
Vice President, Chief Legal Officer and Secretary